PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule 424(b)3
---------------------                       Registration Statement No. 333-49484
(to Prospectus dated November 17, 2000)

                                 256,574 Shares

                            MDU RESOURCES GROUP, INC.
                                  Common Stock
                           Par Value, $1.00 per share

     This Prospectus Supplement supplements the prospectus, dated November 17, 2000, of MDU Resources Group, Inc. relating to the public offering, which is not being underwritten, and sale by certain shareholders of MDU Resources or by donees, transferees or other successors in interest that receive such shares as a gift, or other non-sale related transfer of up to 256,574 shares of MDU Resources common stock. This prospectus supplement should be read in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus except to the extent that information herein contained supersedes the information contained in the prospectus.

     SELLING SHAREHOLDERS. In December 2000, some of the selling shareholders named in the prospectus donated a portion of their shares of MDU Resources common stock to organizations not named as potential donees in the prospectus. In addition, some of the selling shareholders named in the prospectus made donations to organizations named as potential donees but in amounts other than as stated in the prospectus. The donees not specifically named in the prospectus have requested that they be included as selling shareholders in the prospectus. Accordingly, the following table sets forth information known to MDU Resources, as of January 8, 2001, with respect to the beneficial ownership by selling shareholders who were not specifically named in the prospectus, and updates information with respect to the beneficial ownership by selling shareholders who were identified in the prospectus as potential donees. None of the donees identified below had any position with or material relationship with MDU Resources or its affiliates at any time during the past three years.

                               COMMON STOCK                        COMMON STOCK
                              OWNED PRIOR TO  REGISTERED SHARES   OWNED AFTER SALE   PERCENTAGE
        NAME (DONEE)             OFFERING       OFFERED HEREBY      OR TRANSFER       OF CLASS
        ------------             --------       --------------      -----------       --------
Loosley Charitable Trust          -0-              90,750               -0-         (see note 3)
(see notes 1 and 2)

Andrew John  Sweeney              -0-               590                 -0-         (see note 3)
Irrevocable Trust (see note 4)

Oregon State University           -0-              3,335                -0-         (see note 3)
Foundation (see note 5)

The Oregon Community              -0-              1,670                -0-         (see note 3)
Foundation (see note 6)

Boy Scouts of America,            -0-              1,670                -0-         (see note 3)
Oregon Trail Counsel
(see note 7)

First Presbyterian Church of      -0-              3,335                -0-         (see note 3)
Roseburg Oregon Endowment
Foundation (see note 8)

First Harvest Foundation          -0-             76,500                -0-         (see note 3)
(see note 4)

                             COMMON STOCK     REGISTERED SHARES   COMMON STOCK      PERCENTAGE
                            OWNED PRIOR TO     OFFERED HEREBY    OWNED AFTER SALE    OF CLASS
   NAME (DONEE) (CONT.)     OFFERING (CONT.)       (CONT.)      OR TRANSFER (CONT.)   (CONT.)
   --------------------     ----------------       -------      -------------------   ------
Mariners Church (see note 9)      -0-              9,594                -0-         (see note 3)

Briggs Loosley Foundation         -0-             67,115                -0-         (see note 3)
(see notes 1 and 10)

Roseburg Christian Fellowship     -0-              2,015                -0-         (see note 3)
(see note 11)


------------------------
1.  Listed as a donee in the prospectus.
2.  Voting control with John Loosley, Trustee or Jean Loosley, Trustee.
3.  Represents less than one percent.
4.  Voting control with Judith L. Sweeney, Trustee.
5.  Voting control with Mark Wright, Chief Financial Officer.
6.  Voting control with Brenda VanKanegan, Chief Financial Officer.
7.  Voting control with Jerry Dempsey, Executive Director.
8.  Voting control with Jackie Morton.
9.  Voting control with Thomas Greer, Chief Financial Officer.
10. Voting control with Stephen J. Loosley, Trustee.
11. Voting control with Phillip Evans.


     GENERAL. The mailing address and telephone number of the principal executive offices of MDU Resources Group, Inc. are: 918 East Divide Avenue, P.O. Box 5650, Bismarck, North Dakota 58506-5650, (701) 222-7900.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.




           The date of this Prospectus Supplement is January 8, 2001.